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FOR IMMEDIATE RELEASE
MAY 10, 2005


                   GENEREX BIOTECHNOLOGY CORPORATION CHAIRMAN
                     AND CEO PROVIDES INSIGHT ON COMMERCIAL
                      MARKETING AND SALE OF KEY PRODUCT AND
                       FUTURE GROWTH OF COMPANY IN SPECIAL
                             LETTER TO SHAREHOLDERS

TORONTO, CANADA - MAY 10, 2005 - Generex Biotechnology Corporation (NasdaqSC:
GNBT), a leader in the area of buccal drug delivery, today announced that it has issued a Special Letter to Shareholders in an effort to update existing Generex investors on the current status of the Company, and more importantly, management's perspective on the Company's future growth outlook. The text from the letter follows:

Dear Shareholder,

I am writing you today to bring you up-to-date on the progress of Generex Biotechnology and, in particular, to share some recent news that is truly exciting.

First, the news. As we announced earlier this month, Generex has just reached the most significant milestone so far in its history: The first approval for commercial marketing and sale of its key product, the Oral-lyn(TM) oral insulin spray formulation. The Ecuadorian Ministry of Public Health has given the go-ahead for sales of Oral-lyn(TM) for the treatment of both Type-1 and Type-2 diabetes.

Ecuador is a small country but a significant market for insulin formulations. According to the International Diabetes Federation, it has approximately 360,700 adult patients with diabetes. More than that, it offers the first opportunity to put Oral-lyn(TM) to widespread commercial use in a broad patient population. Accordingly, we are optimistic that the other countries in the Andean Community
- Venezuela, Colombia, Peru and Bolivia - will follow suit and approve Oral-lyn(TM) by the end of this year. We also expect to be ready to start Phase III clinical trials of Oral-lyn(TM) in Canada and Europe later in 2005.


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The green light in Ecuador is historic not only for Generex but for medicine in general. It marks the first approval for commercial sale, by anyone, of non-injectable insulin. Ever since the discovery of insulin by Dr. Frederick Banting and Charles Best in 1921, this life-saving drug has been delivered solely by injection. Almost a decade of research and development at Generex has led to the first regulatory approval of a more convenient, less injurious method in which Oral-lyn(TM) is delivered via Generex' proprietary RapidMist(TM) device into the mouth, where it is absorbed with no lung deposition. Oral-lyn(TM) is the only alternative delivery insulin product that does not involve the deposition of insulin in the lungs and therefore, unlike inhaled insulin, does not give rise to the safety concerns associated with lung deposition.

TURNING THE GROWTH CORNER

Generex is pursuing a number of other highly promising therapies, principally through its wholly-owned subsidiary Antigen Express. I will have more to say about these shortly. But first I would like to describe just what the commercialization of Oral-lyn(TM) will mean for you, the Generex shareholders.

Simply put, we will no longer be a development-stage company once we start generating significant revenue from commercial sales and the granting of territorial licenses with significant upfront license fee payments. We will be a true growth company, with potential for very rapid expansion of revenue over the next several years predicated upon further regulatory approvals. We will continue to carry out robust R&D with an eye to bringing new drugs and formulations to market, but we will be able to finance this work out of our own revenue rather than having to rely wholly on outside financing. Commercial sales are the first step in the chain of events every biotechnology company plans for:
Sizable revenue, then positive operating cash flow, and then profitability.

How soon will we reach all those stages? I cannot predict the future, and there are certainly many challenges to be met before we can get there. I can describe the markets we are targeting, the revenue we can expect from hoped-for market share, and the costs we need to cover to operate in the black.

The worldwide revenue from Oral-lyn(TM) sales is potentially significant. According to the International Diabetes Federation, some 194 million adults worldwide were believed to have Type-1 or Type-2 diabetes in 2003. An even larger number, 314 million, were estimated to have pre-diabetes (impaired glucose tolerance), which leads to Type-2 diabetes in 40% to 50% of cases. In the U.S. alone, the American Diabetes Association puts the number of people with diabetes at more than 18 million.

Within the population of those with Type 1 and Type 2 diabetes, we estimate that about 7% have Type 1; all of them must take insulin in order to survive. Another 10% of the diabetic population has Type 2 and also must take insulin. The remaining 83% have Type 2 but do not use insulin (because of the aversion to injections), at least not yet. Therefore, about 17% of the 18 million diabetics

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in the U.S. - more than 3 million -- would be in the potential market for non-injected insulin. The global market would be nearly 33 million. However, we are optimistic that a new paradigm of diabetes treatment will be established by the availability of Oral-lyn(TM), a safe, simple, fast, flexible and effective alternative to injected insulin, whereby patients with Type-2 diabetes who avoid insulin injections and patients with pre-diabetes impaired glucose tolerance and those with "The Metabolic Syndrome" (high lipids, hypertension, coronary artery disease) will elect to stave off the onset of more advanced diabetes and the associated complications (such as amputation, retinopathy, cardiovascular disease, nephropathy, neuropathy and peripheral vascular disease) by using Oral-lyn(TM) as an early preventative therapeutic measure; the consequent market for Oral-lyn(TM) could be as large as 600 million users.

In the near term, we have set a goal of 2.2% market share in the Andean Community within the first year after approval in each country, or 14,000 patients out of 600,000 insulin-using patients with diabetes. If we reach that mark, we would have annual sales of up to $14.5 million based on our current pricing model. Based on that model, we then would need to sell to about 1 million patients to hit $1 billion in sales. We could do this by gaining slightly over 30% of the U.S. market of insulin users, but we would need only 3% of the worldwide market to reach the same sales goal. If we achieve no greater market percentage than the 2.2% we have set as a one-year target in our initial markets, we would have nearly 700,000 global customers, producing annual revenue of about $700 million, without taking into account the expanded use of Oral-lyn(TM) by patients with Type-2 diabetes and impaired glucose tolerance who do not now take insulin injections.

We would not hit such levels immediately, but it's not hard to see how we could quickly pay for our current and anticipated operating costs. In the past four quarters (through January 31, 2005, the midpoint of our fiscal year), we recorded $22.92 million in operating expenses, of which $11.12 million was for R&D and $11.81 million was for selling, general and administration costs. With biotechnology gross margins averaging just under 70% (according to recent data from Reuters), we would meet those expenses with revenue of just under $33 million, or what might be expected from just over 30,000 patients using Oral-lyn(TM). Expenses will rise as our business expands, but sales will rise much faster.

SCIENCE MOVES FORWARD AT ANTIGEN EXPRESS

In addition to the development (and now marketing) of oral insulin, Generex is working on immune-response technologies for the treatment of cancer as well as infectious, allergic and auto-immune diseases. Our venue for this research is Antigen Express, which we acquired in August, 2003.

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Antigen Express has reported a number of significant events recently. In April
2005, a novel therapeutic vaccine it has developed to stimulate an immune response to HER-2/neu was given for the first time to breast cancer patients in a trial at Walter Reed Army Medical Center in Maryland. That same month, a Michigan-based researcher working with Antigen Express published a study showing that patented Antigen Express reagents and technology produced a strong immune response to prostate tumors in mice. In Australia, it has just received a patent for the use of vaccine peptides in controlling cancer and infectious diseases, with a particular focus on the pandemic H5N1 influenza - known as "bird flu" -- which has been reported in Southeast Asia. Antigen Express is also continuing its work to develop a diagnostic kit to identify persons in the earliest stage of the autoimmune process leading to Type-1 diabetes.

As with all development-stage activity, it is difficult to say where these research avenues may lead us and whether they will lead to marketable products. But we can say this much: Success in biotechnology is built on vigorous science, and the science at Antigen Express fits that description. Coupled with the continued work on buccal drug delivery at the parent firm, the immuno-therapeutics research at Antigen Express puts Generex in a good position to develop new technologies that address the needs of large, global markets.

STOCK MARKET ISSUES

Some of you have expressed concern about our ability to remain listed on NASDAQ because our stock price has been less than $1.00. Because the minimum bid price for our stock has remained below $1.00, we do expect to receive further notice from NASDAQ at the end of this month seeking to de-list Generex from the SmallCap Market, in which event the stock will be traded on NASDAQ's over-the-counter bulletin board.

When we receive the notice, we will have the right to appeal the decision to a NASDAQ Listing Qualification Panel and will do so. Pending the decision of the Listing Qualification Panel, Generex common stock will continue to trade on NASDAQ. As you can see, our stock price has rebounded significantly since the announcement of Oral-lyn's(TM) approval in Ecuador. The time period of the appeal will provide an opportunity for this information to continue to build momentum in our stock price, and the opportunity for the market to react to potential new announcements. If our stock price has not reached $1.00 for a sufficient period of time prior to our hearing with the panel but remains at current levels or above, we will make a strong case to the Panel to allow additional time.

It has been nearly 10 years since Generex got its start. During that time, investors had to keep a long-term view as the process of research, testing and regulatory approval slowly moved forward. Now that the economic payoff for that patience may be in sight, though, for many of us, the excitement of science has been a reward in itself. As we go forward into the commercialization and growth phase of our evolution, we intend to keep science foremost - to keep pushing ahead with new discoveries and new technologies - so that Generex can continue to augment shareholder value by bringing more products and improved health to the world. We deeply appreciate your interest in us and your willingness to invest in our shared future. We believe that, for you as well as for us, the best is truly yet to be.


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Yours truly,

/s/ Anna E. Gluskin
-------------------

Anna E. Gluskin
Chairman, President and Chief Executive Officer

If you would like to be added to Generex's investor email lists please contact Zack Noory with Investor Relations International at znoory@irintl.com.

ABOUT GENEREX

Generex is engaged in the research and development of drug delivery systems and technologies. Generex has developed a proprietary platform technology for the delivery of drugs into the human body through the oral cavity (with no deposit in the lungs). The Company's proprietary liquid formulations allow drugs typically administered by injection to be absorbed into the body by the lining of the inner mouth using the Company's proprietary RapidMist(TM) device. The Company's flagship product, oral insulin (Oral-lyn(TM)), is in late stage clinical trials around the world. Generex acquired Antigen Express in August. 2003. The core platform technologies of Antigen Express comprise immunotherapeutics for the treatment of malignant, infectious, allergic, and autoimmune diseases.


CAUTIONARY STATEMENT
Obviously, there are many logistical, regulatory and financial issues which must be successfully addressed in order for Generex to approach the potential success outlined above. Our statements regarding potential approvals, revenues and results should not be taken as predictions, but as management's analysis of what may occur if our assumptions are correct. These statements are not guarantees of future results or events, and you should avoid treating them as predictions. As in any business, particularly one with new technologies and products, many factors and risks, both known and unknown, could prevent Generex from meeting its goals. Please review our SEC filings for some of the known risks and uncertainties. In particular, Generex cannot be sure when or if it will be permitted by regulatory agencies to undertake additional clinical trials or to


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commence any phase of trials. Because of this, statements regarding the expected timing of clinical trials cannot be regarded as actual predictions of when Generex will obtain regulatory approval for any "phase" of clinical trials.

SAFE HARBOR STATEMENT: This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.


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FOR FURTHER INFORMATION:
AT INVESTOR RELATIONS INTL:
Zack Noory
Vice President & Account Group Manager
Ph:  818-382-9718
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znoory@irintl.com
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